Independent Accountants’ Consent

To the Shareholders and Board of Directors
Everest Funds:

We consent to the use of our report incorporated herein by reference on Everest 3 Fund (one of the portfolios constituting the Everest Fund, a Delaware business trust) dated November 27, 2002, and the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/  KPMG LLP

January 10, 2003
Omaha, Nebraska